EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of AirTouch Communications, Inc., ATI Financing I, and ATI Financing II for the registration of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units and Other Units and to the incorporation by reference of our report dated February 16, 1996 with respect to the consolidated financial statements and schedule of Cellular Communications, Inc. incorporated by reference in AirTouch Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997.


                                              /s/ Ernst & Young LLP

New York, New York
June 9, 1998